EXHIBIT 99.1

News For Immediate Release

William A. Smith Named Director of El Paso Pipeline GP Company, L.L.C.

HOUSTON, TEXAS, May 15, 2008—William A. Smith has been named to the board of directors of El Paso Pipeline GP Company, L.L.C., the general partner of El Paso Pipeline Partners L.P. (NYSE: EPB), effective May 15, 2008.  With the addition of Smith as an independent director, the company now has seven directors, three of whom are independent.

Smith, 63, is managing director and partner in Galway Group, L.P., an investment banking/energy advisory firm headquartered in Houston.  In 2002, Smith retired from El Paso Corporation, where he was an executive vice president and chairman of El Paso Merchant Energy’s Global Gas Group.  Smith had a 29-year career with Sonat Inc. prior to its merger with El Paso in 1999.  At the time of the merger, Smith was executive vice president and general counsel.  He previously served as chairman and president of Southern Natural Gas Company and as vice chairman of Sonat Exploration Company.

Smith is currently chairman of the board of Flex LNG, Ltd., a U.K.-based start-up LNG production vessel-owning company.  He is also a director of Eagle Rock Energy G&P LLC, a midstream/upstream master limited partnership.

Smith earned a Bachelor of Arts degree from the University of Virginia and is a graduate of the University of Alabama School of Law.

El Paso Pipeline Partners, L.P. is a Delaware limited partnership formed by El Paso Corporation in 2007 to own and operate natural gas transportation pipelines and storage assets. El Paso Corporation owns 56.2 million limited partner units and 1.7 million general partner units. El Paso Pipeline Partners, L.P. owns Wyoming Interstate Company, an interstate pipeline system serving the Rocky Mountain region, and a 10 percent interest in each of the Colorado Interstate Gas Company and Southern Natural Gas Company interstate pipelines, which operate in the Rocky Mountain and southeastern regions of the United States, respectively.  For more information about El Paso Pipeline Partners, visit www.eppipelinepartners.com.

Contacts:

Investor-Media Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Media Relations
Richard Wheatley
Office:  (713) 420-6828
Fax:     (713) 420-6341